FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS NOVEMBER SALES

Secaucus, New Jersey - December 6, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended December 1, 2007.

Total sales for the four-week period ended December 1, 2007, increased 18% to $234.6 million compared to sales of $199.3 million for the four week period ended November 25, 2006. Consolidated comparable store sales increased 3% on top of last year’s 8% comparable store sales increase. During fiscal November, the Company opened four The Children’s Place stores and two Disney Stores.

Total Sales (millions):

	November 2007	November 2006	% Increase	Year-to-Date 2007	Year-to-Date 2006	% Increase
The Children’s Place brand	$160.9	$132.6	21%	$1,238.1	$1,121.3	10%
Disney Store	$73.7	$66.7	11%	$488.4	$450.6	8%
Total Company	$234.6	$199.3	18%	$1,726.5	$1,571.9	10%

Comparable Store Sales1:

	November 2007	November 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	8%	5%	2%	12%
Disney Store	(7)%	16%	1%	14%
Total Company	3%	8%	1%	13%

As previously announced in a press release issued yesterday, the Company has filed its delayed Annual Report on Form 10-K for fiscal year ended February 3, 2007 and its Quarterly Reports on Form 10-Qs for the second quarter ended July 29, 2006, the third quarter ended October 28, 2006, as well as the first quarter ended May 5, 2007, and second quarter ended August 4, 2007 with the Securities and Exchange Commission. Further, as expected, the Company noted that the factors causing the delays in the above filings were not a result of any material change to its previously reported results of operations.

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PLCE: November 2007 Sales Release

In conjunction with today’s November sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, December 13, 2007. To access the call, please dial (402) 220-2650 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of December 1, 2007, the Company owned and operated 911 The Children’s Place stores and 330 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

1 As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December5, 2007, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the delays in scheduling of the Company’s 2007 shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
Investors: Jane Singer, Investor Relations, (201) 453-6955
Media:  Cara O’Brien/Leigh Parrish, FD, (212) 850-5600

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